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UNITED STATES
SECURITIES AND EXCHANGECOMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 18, 2005

BIG SKY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	0-28345	72-1381282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750, 440 - 2 Avenue S.W., Calgary, Alberta, Canada T2P 5E9
(Address of principal executive offices)	(Zip Code)

403.234.8885
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 8 – Other Events

Item 8.01 Other Events

Big Sky Energy Corporation (the “Company”) has become aware of an attempted fraud concerning its Atyrau Block perpetrated by a former employee and a third party.

The Company has alleged that Farkhad Koblandyuly Shakirov, formerly employed in the capacity of Director of Legal Affairs (a staff position) of Vector Energy West LLP, while purporting himself to be acting in the capacity of President of Vector Energy West LLP (a position he was never appointed to by the Board of Directors of Big Sky Energy Atyrau Ltd., the Sole Participant of Vector Energy West LLP) and without the authority, approval and knowledge of the Boards of Directors of Big Sky Energy Corporation and Big Sky Energy Atyrau Ltd., attempted to conclude with, and for the benefit of,  Ligostrade Service LLP an agreement for the transfer of the subsoil use rights under Subsoil Use Contract No. 1077 in respect of the Atyrau Block.

During October, 2005, it is also alleged that Ligostrade Service LLP fraudulently attempted obtain an authorization in writing from the Ministry of Energy and Mineral Resources, as the Competent Body, for the transfer of the subsoil use rights to the Atyrau Block arising under Subsoil Use Contract No. 1077.

The Company intends to vigorously defend itself against any infringement or attempts to invalidate its right and title to any and all such licences granted to it by the Government of Kazakhstan.  As of November 18, 2005, the Company has caused a Statement of Claim to be issued against the parties noted above in the Republic of Kazakhstan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:  November 22, 2005

BIG SKY ENERGY CORPORATION

By: /s/ Bruce H Gaston

Name:  Bruce H. Gaston

Title:    Chief Financial Officer and Director